Exhibit 8.2

IGLER AND PEARLMAN, P.A.

January 16, 2018

Board of Directors

Atlantic Coast Financial Corporation

4655 Salisbury Road, Suite 110

Jacksonville, Florida 32256

Re:	Agreement and Plan of Merger by and between Ameris Bancorp and Atlantic Coast Financial Corporation, dated as of November 16, 2017

United States Federal Income Tax Consequences

Dear Members of the Board of Directors:

We have served as counsel to Atlantic Coast Financial Corporation, a Maryland corporation (“Atlantic Coast”), in connection with the Agreement and Plan of Merger by and between Ameris Bancorp (“Ameris”) and Atlantic Coast, dated as of November 16, 2017 (the “Agreement”). The Agreement contemplates that Atlantic Coast will be merged with and into Ameris (the “Merger”), with Ameris being the surviving corporation. The Agreement further contemplates that thereafter, Atlantic Coast’s wholly-owned banking subsidiary Atlantic Coast Bank will be merged with and into Ameris’s wholly-owned banking subsidiary, Ameris Bank (the “Bank Merger”), with Ameris Bank being the surviving banking corporation. The Merger and the Bank Merger are each described in the Registration Statement on Form S–4 filed by Ameris with the Securities and Exchange Commission (the “Registration Statement”). At your request, this opinion concerning federal income tax consequences is being rendered in connection with the effectiveness of the Registration Statement. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Registration Statement and/or the Agreement.

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Agreement; (ii) the Registration Statement; (iii) the statements and representations made by Atlantic Coast and Ameris in their respective officer’s certificates, dated as of the date hereof and delivered to us for purposes of this opinion, which we have assumed are true, complete, and correct as of the date hereof and will remain true, complete, and correct at all times up to and including the Effective Time, without regard to any qualification as to knowledge, intention or belief; and (iv) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies and the authenticity of the originals of such copies. Furthermore, in making our examination of documents executed, or to be executed, we have assumed that such parties had, or will have, the power, corporate or other, to enter into and perform all obligations thereunder.

In rendering this opinion, we have assumed that the Merger and the Bank Merger will be consummated in accordance with the terms of the Agreement and as described in the Registration Statement. Furthermore, we have relied upon the facts and assumptions set forth above which are based upon the factual assumptions and representations made by Atlantic Coast and Ameris, without any independent verification.

Based upon and subject to the foregoing, and subject to the limitations, qualifications, exceptions, and assumptions set forth herein, and in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences,” we are of the opinion that, under currently applicable United States federal income tax law, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, the discussion set forth in the section of the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences,” to the extent that such discussion relates to matters of United States federal income tax law, constitutes our opinion as to the United States federal income tax consequences of the Merger to holders of Atlantic common stock.

Except as set forth above, we express no opinion as to the tax consequences to any party, whether Federal, state, local, or foreign, of the Merger or the Bank Merger or of any transaction related to the Merger or the Bank Merger or contemplated by the Agreement.

Our opinion expressed herein is based upon the provisions of the Code, Treasury regulations promulgated thereunder, judicial decisions, revenue rulings and procedures, and related authorities issued, and in effect, on the date of this letter. Furthermore, no assurance can be given that the IRS or the courts will not alter their present view, either prospectively or retroactively, or adopt new views in respect of the law that forms the basis of our opinion. In that event, the opinion expressed herein would necessarily have to be reevaluated in light of any change in such views. We assume no obligation to advise you of any change in any such provision or views which would affect our opinion set forth herein. Furthermore, the opinions provided herein are provided as legal opinions only and not as a guarantee or warranty of the matters discussed herein.

We have assumed that the Agreement completely and accurately describes the Merger and the Bank Merger, and that all facts, assumptions, and representations set forth above will be complete and accurate at the time of the Merger and the Bank Merger. We have assumed that the Agreement and all documents identified in the Agreement and in the Registration Statement represent all of the documents related to the Merger and the Bank Merger, that there are no other documents, no “side letters,” and no other written agreements or oral agreements which are an integral part of the Merger or the Bank Merger. Our opinion would require reevaluation in the event of any change in any pertinent fact, assumption, or representation.

We consent to the inclusion of this opinion letter as part of the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

IGLER | PEARLMAN, P.A.

/s/ IGLER | PEARLMAN, P.A.